Shareholder Letter Highlights

•Series of acquisitions, joint ventures and hires in first half of 2019 sets foundation for operations beginning in the second half of 2019

•Recently acquired rights to the patented Shockwave Power™ Reactor and controlled cavitation enables Unique extraction capabilities and competitive advantages

•Three joint ventures expanded the Company’s footprint in three states and 700 acres of industrial hemp

•First industrial hemp harvest expected in third quarter 2019

June 26, 2019

Dear Shareholder,

2019 continues to be a breakout year for NewBridge Global Ventures, Inc. With a series of acquisitions, joint venture partnerships, and hires in the first half of 2019, NewBridge is now positioned for operations growth as it capitalizes on the flourishing industrial hemp and cannabis markets. The 2018 Farm Bill has created a surge of farmers converting their land use to raising industrial hemp, and the cannabis extracts market in California continues to thrive as well. Fueling this growth is the continuing increase in demand for full spectrum oil.

Our Cannabis Division buildout in California is in the final stages of the complete renovation of our three facilities in the Green Zone in Oakland: oil extraction and post-processing, nursery, and distribution. Our oil extraction facility was designed to produce a combination of full spectrum, distillate, and hybrid oils using several different methods of extraction. We are also expecting to add the ability to remediate material into compliance using supercritical fluid chromatography.

Working in tandem with our oil extraction processing will be our nursery, which will supply high-quality and high-demand chemovars of clones to farmers while improving our ability to create new offtake agreements to source cannabis for oil production. Also, our distribution company is expected to reduce transaction costs and further establish industry relationships.

The acquisition of license rights from Hydro Dynamics, Inc. the inventor and holder of nine patents centered around the Shockwave Power™ Reactor (SPR) and controlled cavitation, combined with  the know-how and Standard Operating Procedures (SOPs) from the EcoXtraction joint venture that we formed earlier this year,  has brought us an innovative and efficient way of extracting oil from cannabis and industrial hemp at scale.

For many years Hydro Dynamics has been successful in the beer brewing industry, where it manufactured and sold its superior SPR technology to extract oil from hops, greatly increasing efficiency and productivity in that industry. NewBridge is now ready to introduce this same technology for the extraction of oil from cannabis and industrial hemp in partnership with Hydro Dynamics and CleanWave Labs LLC, with EcoXtraction.

825 East 800 North, Orem Utah 84097

P: (801) 362-2115    www.newbridgegv.com

The patented SPR enables a new method of processing fresh biomass using water and low energy. The innovative methodology also  applies to refine methods, including mixing and heating, the incorporation of cannabis oil into liquids via microemulsification, plus other cutting-edge capabilities which we will apply to the industrial hemp and cannabis industry.

We believe that this methodology will give NewBridge a unique competitive advantage: on-farm processing and the potential to extract oil from the plant at harvest, all without the need to dry and cure, which will immediately convert the material into a crude oil which we call “Liquid Plant.”

We believe that Liquid Plant is a game-changing new beginning for NewBridge. It is whole plant oil containing important terpenes and cannabinoids and some of the terpenes. We believe It has the versatility to be used in a diverse group of products or be further refined, all of which is possible without the use of toxic solvents or chemicals.

The promise of this process has led to the signing of three significant joint venture partnerships with hemp farms in the United States that we announced during the second quarter. King Hemp LLC in New Mexico, a 4,000-acre farm owned and operated by a prominent farming family, just planted 200 acres and has laid the foundation for our on-farm processing facility. Apothio Bakersfield, LLC in California, a hemp research institution that has the potential of 518 acres to harvest in the third quarter of 2019. Apothio is currently building out a 30,000 square foot facility in Bakersfield and will install a SPR in time to process during the upcoming harvest in Q3. Innovative Separations NB, LLC in Medford, Oregon has 150 acres planted and plans to build out facilities that will house the SPR processing equipment.

Taken together, we believe that NewBridge has created a compelling combination of partners, assets, and services that will give us a unique market position in the cannabis and hemp industries.

Our team continuously strives for operational excellence and has plans to implement the highest good manufacturing practices (cGMP) and ISO 9001 standards in all of our facilities to comply with best practices. Additionally, the recent appointment of two new directors to our Board now gives us three independent directors and meets best practice standards for corporate and financial governance.

Looking ahead, NewBridge expects to achieve additional significant milestones in the coming quarters. The expected harvests with our joint venture partners will be a historic beginning for NewBridge and represents a major inflection point in our development, as we begin processing hemp with controlled cavitation. We also plan to continue our focus on adding other joint venture partners and expanding geographically.

The NewBridge team is very appreciative of the support from you, our shareholders, during our startup phase and we look forward to sharing our results with you as we continue to execute on this exciting opportunity.

With our regards,

Robert Bench
Interim President & CFO

825 East 800 North, Orem Utah 84097

P: (801) 362-2115    www.newbridgegv.com